Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of (1) our reports dated June 14, 2006, relating to the consolidated financial statements and financial statement schedule of Stratex Networks, Inc. (the “Company”) and (2) our report dated June 14, 2006, relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K/A of Stratex Networks, Inc. for the year ended March 31, 2006.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 1, 2007